Exhibit 99.1
Transcript of
Reis, Inc. Second Quarter 2008 Financial Results Call
August 13, 2008
10:00AM (Eastern Time)
Speakers:
Mr. Lloyd Lynford, President and Chief Executive Officer
Mr. Jeffrey H. Lynford, Chairman
Mr. Mark P. Cantaluppi, Vice President and Chief Financial Officer

OPERATOR:	Hello and welcome to the Reis, Inc. Second Quarter 2008 Financial Results Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question during the Question and Answer Session, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2”. If you should need assistance during the conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this conference is being recorded. Now I would like to turn the conference over to Mr. Lloyd Lynford. Please go ahead.

LLOYD LYNFORD:	Good morning. This is Lloyd Lynford, President and CEO of Reis. Today we have with us: Jeffrey Lynford, our Chairman and my brother, Mark Cantaluppi, Reis’s Chief Financial Officer and other members of Reis’s senior management team.

Just a few minutes ago, we received a letter communicating an offer to acquire the shares of Reis from the CoStar Group. I will address this matter at the end of the call prior to taking questions and answers. First, I need to provide our legal disclaimer.

Today’s comments may include forward-looking statements, which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations. Actual results may differ materially from those in the forward-looking statements. In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change. For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see the Risk Factors and Forward-Looking Statements sections of our recent filings with the SEC, including our second quarter 10-Q and our 2007 10-K.

This call is being broadcast live over the Internet and will be available for replay for a period of time following the call. A link to the webcast of this call, as well as information on the replay, is available at www.reis.com/events.

Today we have a three part presentation for you and we presume that all participants on this call will have read the Company’s most recent 10-Q and press release filed on August 7, 2008.

I will begin by reviewing Reis’s second quarter. I will in turn ask Jeff Lynford to briefly review the status of our three real estate projects and Mark Cantaluppi will then review our second quarter financial performance. We will then open the telephone lines for your questions. We ask that when you speak please state your name and the organization with which you are affiliated.

Following are the recent operational highlights for Reis:

•    We broadened our distribution channels through an agreement with Thomson Reuters to provide our national level market research, which exposes Reis’s information to potential international subscribers.

• We have grown the number of companies under signed contracts to approximately 780.

•    We introduced coverage of an additional 20 metropolitan office markets, concentrated in Florida and California, in May 2008, and are scheduled to launch this Friday an additional 30 metropolitan office markets, concentrated in the Northeast and Midwest.

• We continued sales at our Gold Peak project towards our goal of a complete sell-out by the end of the first quarter of 2009.

• We extended the construction financing on our East Lyme project to June 2009.

• We have reduced our real estate-related liquidity requirement from $10 million to $6.1 million at June 30th.

• We reduced our construction debt by $6 million from the December 31st, 2007 balance with the expectation that the Gold Peak portion of this debt will be repaid by the end of the third quarter.

• We have entered into a listing agreement authorizing a broker to sell lots in bulk at our East Lyme project.

• We have completed model homes and infrastructure at our Claverack project as of August 1st.

• We recognized a tax benefit of $1.2 million in the second quarter.

• We consolidated our corporate office space and identified other cost reductions resulting in the elimination of approximately $75,000 of net G&A costs per month commencing September 1, 2008.

• And we have been included in the Russell Microcap Index as of June 30th.

Investors frequently ask how Reis is impacted by the headwinds that are buffeting the economy in the mortgage and residential real estate markets. I think it would be worthwhile to address that question in my opening remarks and to provide you with some market information that might put the question and answer into sharper relief. There was indeed a dramatic run up in commercial real estate lending through the third quarter of 2007 and the values at which properties traded and were financed also escalated at unprecedented rates. From the first quarter of 2003 until their peak last year the national average price per square foot paid for a commercial real estate asset rose by 57% to 85% depending on the property type.

Shopping centers led the way with an 85% gain over that period, while apartment properties rose 57%. In between were industrial properties, which rose at 70%, while office buildings jumped 78%. The market has significantly cooled since the heady days of 2007. Average prices have dropped most significantly for apartment and office properties, less so thus far for industrial and retail properties. The national average price of an apartment property in the second quarter reflected a 14% drop from its previous peak. Office prices have dropped 11%, industrial 7%, strip retail – not regional malls – have fallen 4%.

I am not, on this call anyway, going to attempt an authoritative interpretation of what these data might mean for commercial real estate investors. Obviously, they mean different things depending on whether you are a buyer or a seller. What I will tell you is that conditions such as these, where values are in flux, in many cases varying dramatically by quarter, property type, metropolitan market and even neighborhood, stimulate significant demand for timely, accurate and actionable market information.

What’s the absorption in my submarket? Are more concessions needed to rent my vacant space? How are managers of comparable properties responding? What does all this mean for the value of my property? These are all questions instigated by the roiling market that investors and asset managers are currently attempting to navigate. Reis’s products have been engineered to address all of these questions and the Reis brand, developed over the last generation and recognized as the hallmark of integrity and analytical rigor, leads many investors to turn to us in times like these.

Let me provide a concrete example of how Reis information and analysis play a vital role in helping our clients maneuver through the dangers of the current landscape. On Friday July 11th, there was a lead story in The New York Times about the difficult state of affairs at Fannie Mae and Freddie Mac. Later that same day the IndyMac story broke. Over the weekend, concerns rose dramatically about the financial sector and the U.S. economy generally.

On Monday morning, July 14th, Reis announced that on Wednesday of that week, Reis’s Chief Economist, Dr. Sam Chandan, would host a special conference call to brief our subscribers on the impact of these most recent events on the commercial real estate asset and credit markets. Industry professionals dialed into the conference call using all of the 1,000 allocated lines to get the benefit of Reis data and analysis. We hold this type of telephonic conference on a regular basis, including one later today. But that morning’s turn out was a record for us, testimony indeed that Reis is regarded as the leader in providing objective market information and analytics to commercial real estate investors.

Clearly, Reis’s market information continues to be a vital tool for lenders and equity investors confronting the challenges of the current marketplace. Later on this call, Mark Cantaluppi will discuss our financial results in detail. I will just provide a few highlights for the Reis Services segment. Keep in mind that the 2007 periods that I am referencing are presented on a pro forma basis in order to show more meaningful comparison with the 2008 periods. The pro forma adjustments take into account events such as the May 2007 merger and the change in private Reis’s fiscal year.

The Reis Services segment posted record levels of revenue and EBITDA in the second quarter of 2008. For the three months ended June 30th, EBITDA for the Reis Services segment was just under $2.9 million, representing a 74% year-over-year growth rate in EBITDA and a 44% EBITDA margin. For the six months ended June 30th, EBITDA for the Reis Services segment was approximately $5.6 million, representing a 64% year-over-year growth rate in EBITDA and a 43% EBITDA margin. The rate of year-over-year EBITDA growth for the last two quarters was quite substantial.

While our renewal rate remains strong, some of our clients are in cost containment or cost cutting modes. Despite this, usage of our data, both on a gross and same store basis, continues to increase, supporting our overall strong renewal rates and our ability, on average, to increase fees. Our field sales and telesales forces continue to identify new prospects and sell our services to them. In fact, the mobility of clients in this market has resulted in new accounts as the Reis user “lands” at a firm that had not previously utilized Reis’s services. So, while we look forward to equilibrium returning to the financial markets, we are quite pleased that Reis has maintained its revenue and EBITDA momentum during these challenging times. Of course, this is not an accident. As I suggested earlier, our business model has been designed to provide critical information to decision makers throughout the real estate life cycle. If market forces begin to crimp the pace of new acquisitions and financings, as they have, those same forces are likely to stimulate demand by portfolio and risk managers to understand and update the values of their assets in a marketplace characterized by constrained liquidity. To exploit the opportunities created by a more difficult market, our product management and sales teams continually speak with clients and prospects to identify the data, analytics and functionality that respond most directly to shifting priorities.

We look forward to a more stable and predictable marketplace returning in 2009, both for the benefit of our subscribers and for Reis. In the meantime, we are persisting in our efforts to assist our clients to manage in a market characterized by uncertainty.

I would now like to turn the call over to Jeff Lynford to discuss our three real estate projects.

JEFFREY LYNFORD:	Thank you, Lloyd. We continue to make solid progress in the disposition of our three legacy real estate projects. A comparison of key metrics at June 30th as compared to December 31, 2007 is illustrative of this progress.

Real estate assets decreased from $26.7 million to $20.2 million, a net reduction of 25%, primarily as a result of sales at both Gold Peak and East Lyme, net of capitalized construction costs during the period. Construction loans outstanding decreased from $13.4 million to $7.4 million, a net reduction of 45%, also a result of the aforementioned sales, net of construction borrowings. At Gold Peak, we had sold 220 units through June 30th, leaving only 39 units to be sold. During the first half of 2008, we sold 35 units which is the same number sold during the first half of 2007. This significant reduction in construction loans has two direct benefits for us. One, our liquidity covenants requirements are reduced, and two our flexibility to pursue various bulk sales initiatives is increased. At this time, the construction of new homes has been concluded or suspended at all of our projects. At Gold Peak, all construction has been completed and management’s efforts are directed entirely towards completing the sell-out of the remaining units. At East Lyme and Claverack, no new home construction will be initiated and we are working with brokers to sell these projects in whole or in part.

I would like to turn the call over to Mark Cantaluppi to talk about our financial results.

MARK CANTALUPPI:	Thank you, Jeffrey. The financial information I will present today includes the actual results for the second quarter and six month period ended June 30, 2008 as compared to the results for the second quarter and six months period ended June 30, 2007, on a pro forma basis, and the results for the quarter ended March 31, 2008. We continue to present financial information in two operating segments, the information business, which we refer to as Reis Services, and the Residential Development Activities segment. Management believes that the utilization of segment reporting will assist stockholders in analyzing the two separate businesses. Accordingly, I will describe our operations in that manner.

Consolidated revenue for the second quarter of 2008 aggregated $12.9 million, which is comprised of subscription revenue of $6.5 million and sales revenue from residential development activities of $6.4 million. Consolidated revenue for the six months ended June 30, 2008 aggregated $27.7 million, which is comprised of subscription revenue of $12.9 million and sales revenue from residential developmental activities of $14.8 million.

Consolidated net income was $1,025,000 for the second quarter of 2008 or $0.09 per share on a basic and fully diluted basis. Consolidated net income for the six months ended June 30, 2008 was $1,472,000 or $0.13 and $0.10 per share on a basic and fully diluted basis, respectively.

The Company also reports EBITDA which we believe is a useful measure to understand the financial performance of Reis Services. Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations. In the MD&A section of our second quarter 2008 10-Q, on page 33, and in our August 7, 2008 press release, both of which are available on the Investor Relations portion of our website at www.reis.com, we include cautionary language about the use of EBITDA and Adjusted EBITDA as non-GAAP measures and present reconciliations of net income to EBITDA and Adjusted EBTDA for the three and six months ended June 30, 2008 and, on a pro forma basis, for the comparable 2007 periods. While Lloyd has already provided a highlight of certain financial information for Reis Services, I would like to review this segment’s performance and comparative results in greater details.

EBITDA for Reis Services was $2.9 million for the second quarter of 2008, representing a 43.9% margin. EBITDA was $5.6 million for the six months ended June 30, 2008, representing a 43% margin. For comparison purposes, Reis Services had the following growth:

In the second quarter 2008, revenue grew approximately 18.5% over pro forma second quarter 2007, from $5.5 million to $6.5 million. EBITDA grew 74.4% from $1.6 million on a pro forma basis in the 2007 period to $2.9 million in the 2008 quarter.

The EBITDA margin improved from 29.9% to 43.9%. For the six months ended June 30, 2008, revenue grew approximately 18.2% over the 2007 pro forma period from $10.9 million to $12.9 million. EBITDA grew 64.4% from $3.4 million to $5.6 million. The EBITDA margin improved from 30.9% to 43%.

Comparing the results of the second quarter 2008 and the first quarter of 2008, revenue grew 1.5% from $6.4 million to $6.5 million. EBITDA grew 6.2% from $2.7 million in the 2008 first quarter to $2.9 million in the 2008 second quarter. And the EBITDA margins improved from 42% to 43.9%.

The increase in EBITDA over the 2007 pro forma periods is primarily the result of: 1) the revenue growth of 18.5% and 18.2% for the three and six months ended June 30, 2008, respectively, over the 2007 pro forma periods; 2) the effect of a significant portion of the revenue growth translating directly to EBITDA growth as a result of our fixed cost structure (as can be demonstrated by the increase in EBITDA margins); and 3) higher expenses in the 2007 pro forma periods as a result of accruals and other operational obligations of private Reis that were not merger related costs or costs of the merged entities.

Following are some balance sheet statistics: At June 30, 2008 we reported total assets aggregating $133 million; cash and cash equivalents aggregated $22.7 million. The Company reported deferred revenue of $10.9 million, which represents revenues for which we have billed and have received payments from our customers related to services we will provide in the future. As time passes, these deferred revenues are recognized as income, primarily on a straight line basis over contractual periods.

Total debt aggregated $31.4 million, of which $7.4 million relates directly to the residential development activities and $23.5 million is the remaining outstanding balance of the Reis Services acquisition debt. The expectation is that, by the end of the third quarter, the remaining $1.1 million outstanding balance of the Gold Peak construction loan will be repaid in full. As a result of the strong financial results of Reis Services, the LIBOR spread on the Reis Services acquisition debt has been reduced from 300 basis points to 200 basis points over the past year. At June 30, the “all in” interest rate on the Reis Services acquisition debt was approximately 4.5%.

Stockholders’ equity was $82 million at June 30, 2008 on a GAAP basis. The Company has approximately 10,985,000 common shares outstanding, which equates to a book value per share of $7.47. Directors and senior management of the Company beneficially own approximately 25% of the outstanding stock.

At this time, I would like to turn the call back over to Lloyd for additional comment.

LLOYD LYNFORD:	Thank you, Mark. As I mentioned at the outset of this call, just before we got on the telephone, we received an unsolicited offer from CoStar to acquire Reis for $8.75 per share. I should tell you that we originally received this proposal in early June, at which time the Board met, the Board of Directors of Reis met, and carefully considered this offer and determined to unanimously reject it as inadequate. This is the same offer we received in early June.

Upon the culmination of this call we will discuss this letter that we have received with our Board but I wanted to tell you that my personal opinion as the Company’s largest shareholder and in the opinion of senior management which controls approximately 27% of the Company, our opinion about this offer is that it is unchanged and that it continues to be highly inadequate. We have illiquid stock as you know, trading on average just over 7,000 shares a day and therefore the concept of a premium to stock price in our judgment is largely irrelevant, whether you are talking about a 20% premium to stock price or a 97% premium to stock price. Our stock trades very few shares a day and we do not believe it reflects the true value or the prospects of the Company.

We will be briefing our Board shortly and we will proceed from there.

But I also wanted to say in conclusion that we are extremely enthusiastic about our second quarter financial results, including the record revenue and EBITDA of Reis Services and about the continuing demand for our core products.

We continue to develop new products and refine our existing ones in response to customer feedback and our own research as to market needs. Simply stated, we continue to engage the market opportunity with the same disciplined approach which has resulted in a 22% compounded annual growth rate in revenue and a 47% compounded annual growth rate in EBITDA since 2004.

Further, we believe that we are continuing to take the appropriate steps to exit the residential real estate development business most expeditiously. The actions taken this quarter demonstrate our commitment to this goal. As we shed these three legacy real estate projects, we are confident that investors will recognize that our core business continues to deliver robust earnings growth, that our prospects for sustained growth remain strong and that we will be rewarded with a valuation appropriate to a recurring revenue, business information company.

Thank you for supporting Reis. I now open up the call for questions.

Q&A

OPERATOR:	Thank you. At this time, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” – that is “*” then “1” to ask a question. We will pause to allow parties to enter the queue.

We do have a question from Tom Price from Halogen. You may ask your question, sir.

TOM PRICE:	Hi, good morning. I guess I have two questions. One, Halogen has been an investor in the Company for over a year and a half and has been supportive of the Company’s plans to focus in on the Reis business. I guess just in your stated comments could you just please tell me how you think that this offer is not fair to shareholders?

LLOYD LYNFORD:	Well, as I mentioned, I have only had the offer for a short period of time, although we did review it in June. You know we believe that...let me start with the reasons I guess I cited which is: we trade very few shares a day; we’ve been in the marketplace one year; we understood as we made the transition from a private company to a public company that we would be as a public company encumbered by our legacy real estate projects; we are a company that’s difficult to understand given the two segments – our financial statements are difficult to read (some may even have used the adjective “impenetrable”). And, well, we believe that the marketplace hasn’t yet fully understood the core recurring revenue business that is the Reis Services segment. Now, if we add on top of that that we are in an environment where real estate is being punished and we are a business that not only owns and develops a few legacy real estate projects but provides information to the real estate markets. We are coded by SIC code as a real estate development and management company; therefore, we don’t even appear on the screens of investors who would be interested in acquiring stock in our Company. And if you look at the transaction that was consummated a year ago, the valuation of the Company was not that dissimilar from this valuation; that transaction was negotiated over two years ago and in that time period our EBITDA has approximately doubled. So if you put all of this together this appears to us to be an attempt to take advantage of a depressed stock price of an illiquid stock and does not reflect in any way either by any form of multiple analysis in our sector – whether it’s multiples of EBITDA, whether it’s multiples of revenue, whether it’s multiples of free cash flow – in our judgment does not appear to represent a true value for the Reis core franchise.

TOM PRICE:	I have been supportive of you and clearly, you know, going back to the original proxy statement and I know you were hesitant to provide those financials back then that you’ve met or exceeded some of your own projections, so I applaud you for that. But one thing I guess I do get concerned or confused about is specifically in the Q when you report your Other Expense line which in the quarter was about $2.3 million and I guess through the six months was $4.1 million. To me this seems to be an incredibly large expense for such a small company. Could you please provide much more detail on what this expense is and what it’s at going forward?

LLOYD LYNFORD:	Let me just give you an overview for a second and then I may or may not...Mark may have some additional things to change. There are indeed additional expenses related to the operation in the G&A costs of the legacy real estate projects. So I think you need to...while I don’t have any numbers on that in this particular meeting, you need to, as we go forward and as we unwind those legacy projects much of that cost will be going away. Now, some of the G&A costs in terms of running a public company and being responsive to Sarbanes-Oxley will adhere to the Reis Services segment. So I don’t want to say 100% of those costs, but the lion’s share, I will use that term. The lion’s share of those costs that you are now seeing in the other segment of the business are very connected to the operation of the real estate projects and one of the driving ambitions in getting rid of the real estate projects is not only to clarify our story to the marketplace that we are a recurring revenue business information firm, but is also to shed those costs so that the Reis Service segment will not be burdened by them.

MARK CANTALUPPI:	Just to add on to that, this is Mark. Just to add on to that, we have done some significant work on trying to reduce third party professional costs and achieve other meaningful cost savings in the realm of our G&A area. As a result of reduced lease and insurance costs, we expect to start to realize approximately $75,000 of savings per month going forward from...commencing in the fourth quarter of 2008. On an annualized basis that is a significant number, and that primarily comes from, like I said, cost reductions in office leases that we are moving out of from the legacy Wellsford operations as well as taking advantage of some better pricing and more knowledge in the insurance arena with regards to corporate-type liability and professional liability coverages.

TOM PRICE:	So the $2.3 million in the quarter, I can give my own assumptions, could be, you know, half that number sort of by the run rate fourth quarter maybe?

MARK CANTALUPPI:	I wouldn’t say half the number, no. I am only saying to the tune that what we’ve identified thus far at about $225,000 a quarter.

TOM PRICE:	Okay, and then I have...

MARK CANTALUPPI:	But as we unwind from the real estate that number will continue to go down and as Lloyd said at this point in time in the call we are not prepared to give further information with regards to what the additional delta would be.

TOM PRICE:	My last question just is on the balance sheet as you break it out. The Other Real Estate Assets in the Other Development line which is $4.2 million – could you just tell me what that is?

MARK CANTALUPPI:	The way we classify certain of our projects – a portion of the East Lyme project is classified as a shorter term asset because it’s inventory, whereas the second component of it, which is the additional 60 lots that we have all-inclusive in our total project is just segregated on the balance sheet as a longer life asset just for GAAP accounting purposes. But it all primarily relates to our East Lyme project and our Claverack project.

TOM PRICE:	Okay. I’ll get off, thanks.

MARK CANTALUPPI:	Thank you for your call.

OPERATOR:	Our next question will come from Patrick Walker from Walker Smith Capital. Please go ahead.

PATRICK WALKER:	Hi, guys.

LLOYD LYNFORD:	Hi, how are you doing.

PATRICK WALKER:	I am doing well.

LLOYD LYNFORD:	Good.

PATRICK WALKER:	You know, congratulations on a pretty good quarter and then all this recent news, I guess.

LLOYD LYNFORD:	Thank you.

PATRICK WALKER:	I had a couple questions on the business and then I wanted to ask a clarification question on the comments on the CoStar offer. If I understand your...from the original proxy you all had originally been hoping on the information business to be up to I guess, you’d projected about a 41% EBITDA margin for the full 2008 going up to around 45% in 2009, I know those numbers are very stale but that’s just something as a benchmark. With that in mind, it seems to me you all are maybe a little bit ahead of your original projections on the subscription business?

LLOYD LYNFORD:	Correct.

PATRICK WALKER:	Is that...tell you that you are just a little bit ahead in terms of margin or do you think that means that your topside is maybe a little bit more than you originally thought or, you know, where do you think you are in your transition?

LLOYD LYNFORD:	I guess what I would say without thinking it through a lot, I would say that our top side is probably pretty consistent with what we’ve said and perhaps our...the expense side has maybe we’ve been running even a little bit more efficiently than we had originally anticipated, which I think is just indicating the...kind of the...basic strength of the model that, you know, when you get the product pretty much built and out there and you’ve got an efficient sales and marketing force that, you know, the overwhelming share of the incremental sales are dropping to the bottom line. I would guess, I’d say, I’d say it that way probably a little more business model efficiency and perhaps pretty much on target with respect to the top line.

PATRICK WALKER:	OK, and I guess, how are you all valuing internally and this is probably the best way to segue to this, you know, your response to the CoStar offer. How do you think we should value and then how have you all been valuing the existing real estate assets or the remaining real estate assets? Because you know in other words I can take this...you know we can talk about the valuation metrics for the information business and talk about where CoStar or LoopNet or somebody, some other information business trade but until I understand the real estate business...there is a big delta I guess in there, there is a potential for a big delta.

MARK CANTALUPPI:	That’s correct. You know, when we look at the offer that we received from CoStar, in looking at it on a standalone basis as the Reis Services segment, Lloyd, I believe you have those numbers in front of you with regards to multiple that we were talking about?

LLOYD LYNFORD:	Yeah I guess I would say that it’s clear that there is a huge disparity between the multiples being accorded to Reis in the marketplace at whatever...whether it’s our stock price before this offer, what it is right now or after the offer...there still remains a huge disparity in multiples between CoStar’s multiples, on a current, backward-looking or forward basis, and ours. I am not ready to quantify it this morning because it changes minute by minute, but it’s tremendous. So, but so we...to answer your question, I am not sure if your valuation question is pertaining to the real estate side or the Reis Services side.

PATRICK WALKER:	Well, I am trying to see how they interact obviously because....

LLOYD LYNFORD:	I guess one way that we view it is, we view the...well we believe that the marketplace views the real estate as a contra to the overall value of the franchise and the value of the Reis Services franchise is significantly greater than what we might call the blended average stock price which obviously includes both segments. The way we think about the Reis Services segment is, we tend to think about it, given the fact we only trade 7,000 shares a day at our current stock price that represented $25,000 to $30,000 a day.

PATRICK WALKER:	Yeah, but guys you’ve got to appreciate the fact that, to me, that doesn’t look like a reason to ignore the valuation; to me, that’s a reason to maybe value the liquidity.

LLOYD LYNFORD:	Well, what I think is the reason to value it is, if we look at the core EBITDA of this Company and we look at the growth rate of this Company, the margins of this Company, I think you would be hard pressed to find any comparable company, whether it was making money or losing tremendous amounts of money, that trades at the multiples that Reis does. I challenge anybody to find that because I have been looking assiduously. So I factor that into my analysis but I would be happy to try to engage with anybody to the extent I can.

PATRICK WALKER:	Okay. Well, you know, I don’t mean to...I am trying to understand how you are approaching it because you know, I know that you all have you know, I appreciate the fact that you all have a such large stakes in it. I am trying to understand how you all came to your conclusion with regard to really the two pieces of the business we have to value here?

LLOYD LYNFORD:	Well, we hired a financial advisor...

PATRICK WALKER:	You did...

LLOYD LYNFORD:	Who looked at it...absolutely...who looked at both parts of the business, performed analyses of both parts of the business using some traditional methodologies of discounted cash flow, comparable sales, public market comparables...and on a very serious, sober, deliberative basis, we rejected this offer as significantly inadequate and we rejected it on a unanimous basis.

PATRICK WALKER:	Okay, but I would assume that there is a number out there that meets your valuation method?

LLOYD LYNFORD:	Well, as I think you might expect that’s probably not a good conversation for a public conference call.

PATRICK WALKER:	Oh, I understand that. But...what I don’t understand is well, the way CoStar characterizes it, and this is just according to their press release this morning. You know, you said that there was no reason to explore further any transaction, and that makes me wonder if I have missed something. Because I would assume that, you know, there may be a wide spread between the bid and the offer. But, I don’t understand why you would say there is no reason to pursue it.

LLOYD LYNFORD:	I am not going to parse the letter with you. I guess I have said all I can on this particular topic.

PATRICK WALKER:	Okay, fair enough. Thank you.

OPERATOR:	Our next question will come from Wilson Jaeggli from Southwell Partners. Please go ahead.

WILSON JAEGGLI:	Thank you. Gentlemen, congratulations on your operations.

LLOYD LYNFORD:	Thank you, Wilson.

WILSON JAEGGLI:	And you have an interesting situation here, to say the least. Let me ask you this, your accounting as you well know is obscure or opaque or whatever you want to use, you’ve got two operations here that obviously don’t fit. Why haven’t you classified your real estate operations as a discontinued operation so that people can actually see the value or more readily see the value here in your ongoing business?

MARK CANTALUPPI:	I wish I could Wilson, but I can’t.

WILSON JAEGGLI:	Why can’t you?

MARK CANTALUPPI:	GAAP accounting does not allow us – if we can’t make the decision and make the determination that we will be able to do and meet certain things within a certain time horizon – to classify operations like that as a discontinued op.

WILSON JAEGGLI:	That you are basically saying because you don’t know when you will sell it, you cannot classify it as a discontinued op?

MARK CANTALUPPI:	That’s correct, you know, so to the extent that if we have a formal plan in place, but there is impediments to sales such as we don’t have a buyer, you know, we don’t know what the buyer is, we don’t know that the price is, there is a lot of challenges in the...and hurdles that you need to meet within the literature to be able to do that. And... we constantly look at that and challenge that and I wish that we could have been doing that since day one, for the last year and a half. But at this point in time we still cannot present that information in that manner, and you know, consequently I don’t necessarily think it will show anything much...substantially different then what you can glean off of the segment balance sheet and income statements that we report in footnote 3 of the 10-Q.

WILSON JAEGGLI:	But, you know how Wall Street is. I understand the differential and the valuation here. Your EBITDA run-rate is around $11.5 million. Current valuation with the stock up where it is right now at $7.14 – basically the current price is eight times that EBITDA run rate. CoStar trades at 37 times – certainly there is a substantial differentiation here. CoStar has an ability to acquire you and be accretive to their performance and their numbers at a much higher price. However...and you know, that. And so my question is why is there no dialogue here...I am assuming there is none... why is there no dialogue here with CoStar?

LLOYD LYNFORD:	Well, first of all I just want to say that I am not sure how productive it is to discuss our approach to this in a public setting and I hope and I would believe that all of you on the call would appreciate that. But that said, they didn’t even want to enter into a confidentiality letter. So you can imagine how difficult it is for a public company to begin sharing proprietary information when they don’t want to even in fact enter into confidentiality. They have taken a very bullying approach and we think an approach that understates the value of the Company and we are all big boys and we can all understand what’s going on and I don’t really think it serves any productive purpose to discuss tactics or strategy on this conference call.

WILSON JAEGGLI:	Yes, well we just want you to have lots of tactics and strategy. And the question gets to be if...and I can understand your hesitancy on confidentiality here with a competitor. This approach maybe, maybe CoStar just has the approach here that if I offered double the market price it’s a done deal on an all cash basis – many acquisitions easily get done on those bases here no matter what management wants. And, but I can understand your evaluation and your approach here that the valuation is too low. In the time here that CoStar has acted, and you are now revealing this about a month later, have there been any other bidders for the Company?

LLOYD LYNFORD:	I really can’t discuss that. But what I do want to say to you on this since you have expressed a concern that we have a plethora of strategies and tactics. I do want to mention that for this process we have retained one of the leading mergers and acquisitions attorneys in this field, Arthur Fleischer of Fried Frank; we also retained a financial advisor of impeccable credentials – Houlihan Lokey. So we are being quite deliberate, getting a lot of inputs, doing a lot of analysis and I think you can rest assured that we take all of this very seriously.

WILSON JAEGGLI:	Well, I am sure you do, you are major stakeholders in the Company and you’ve brought the Company basically public over the past few years and its been a company that’s needed to evolve and we were hoping that would be out of real estate shortly, unfortunately that’s been lagging on here a little too long but you are doing what you can. They were...I believe you mentioned in the proxy and when things went, that when this whole restructuring of the Company occurred that there were other bidders for the Company?

LLOYD LYNFORD:	Yes, I think there was a good discussion in the S-4, I don’t know what page, that thoroughly presents the process that began in the spring of 2006, actually it began in the fall of 2005 but the finalist bids were in 2006. There was tremendous interest in the Company. I think the document discloses that there were 16 bids; there were a number of finalists. And in fact Wellsford stepped into a previously negotiated contract with another bidder. And there were many bidders from both private equity as well as from the strategic arena. So I think it’s instructive for you...all of you...to go back and review that and look at the multiples of EBITDA that were being offered for our Company at that time. And compare that with the multiples that we are trading at...that we’ve been trading at and frankly at the multiple that CoStar wants...is offering to acquire us. And you will see that despite the fact that, as I said, we’ve grown EBITDA probably close to 100% over that same time period, these multiples at our elevated EBITDA levels represent a significant discount to the values we received two years ago.

WILSON JAEGGLI:	So, I appreciate your calling our attention to those documents. I don’t have them in front of us. Can you give us a broad range here of what the EBITDA multiples were on those bids?

LLOYD LYNFORD:	Yeah, in the document, I believe that the EBITDA multiples that was offered... that we signed an LOI on, that there was a back up bidder on, and that the deal ultimately was consummated with, all the same multiple, and I believe it was 13.4 times trailing EBITDA.

WILSON JAEGGLI:	13.4 times, okay.

LLOYD LYNFORD:	Trailing 12 months EBITDA.

WILSON JAEGGLI:	That’s a good healthy number. Gentlemen, congratulations on the operation. You are doing well, you are ahead of schedule, you’ve obviously got some major decisions to make ahead of you here – make some good ones.

LLOYD LYNFORD:	Thank you.

WILSON JAEGGLI:	Thanks.

OPERATOR:	Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2.” We will now pause to allow parties to enter the queue. We have a question from Peter Lupoff from Millennium Management. Please go ahead.

PETER LUPOFF:	Good morning.

LLOYD LYNFORD:	Good morning.

PETER LUPOFF:	A couple of questions focused on real estate for a second. First was just on the bank debt at the corporate level and on each of the projects. Are you currently in compliance, one; two, are there forbearance or any date certain that there needs to be further renegotiation with the banks? And then third, is it your view on valuation that the aggregate value of your real estate exceeds the indebtedness against it? I am assuming since you are talking about retaining people to sell in bulk, they have given you some estimates of valuation?

JEFFREY LYNFORD:	This is Jeff Lynford. We have approximately $7 million of debt outstanding against the three projects. Claverack is free and clear, I think it’s on our books for about $4 million, $5 million, speaking from memory. East Lyme, we have approximately $7 million worth of debt. We just extended that loan with Wachovia to June 2009. There is some mandatory amortization payments, quarterly. We are meeting those out of sales so far but in any case the loan must be paid off by June of 2009. Momentarily we will have no debt left on Gold Peak and we will have approximately 30 units therefore, free and clear. We think our reserves have been adequate to date. But, you know, real estate changes almost on a daily basis. Did I answer your questions?

PETER LUPOFF:	Yeah, one further question that really goes more to confusion about your valuation; it’s great you’ve got Houlihan working with you – have you thought about potentially creating a separate spin out on the real estate and creating a real estate security, an equity security...?

JEFFREY LYNFORD:	Yes. We have thought about that for a substantial period of time. We have thought of a liquidating trust and the problem with that is the cost associated with it. So we are trying to further analyze what it would be to accomplish that. But, yes we have got a variety of ways of solving the real estate problems.

PETER LUPOFF:	Okay, thanks.

OPERATOR:	Again, if you would like to ask a question, please press “*” then “1” on your touchtone phone. Gentlemen, we show no further questions at this time. I would like to turn the conference back over to Mr. Lynford for any closing remarks.

LLOYD LYNFORD:	Thank you. We look forward to briefing you in the coming quarter about the growth of the Company and perhaps some additional information will be forthcoming with respect to the matter that was raised this morning. I hope you appreciate the progress that we have made towards the revenue and EBITDA targets of the Reis Services business and we look forward to briefing you in the coming quarter. Thank you for your long-term support of Reis. Good day.

OPERATOR:	This does conclude today’s conference call. Thank you for attending. You may now disconnect.